Exhibit 21


                                   Q-MED, INC.

                             A DELAWARE CORPORATION

                            SCHEDULE OF SUBSIDIARIES



Heart Map, Inc., a Delaware corporation, 83% owned.

Interactive Heart Management Corp., a Delaware corporation, 100% owned.

HeartMasters LLC, a Delaware Limited Liability Company, 50% owned indirectly.